Exhibit 99.1
OCA Returns to Corporate Headquarters in Metairie, Louisiana
METAIRIE, Louisiana—(BUSINESS WIRE)—December 6, 2005— OCA, Inc. (Pink Sheets: OCAI):
     OCA, Inc. (Pink Sheets: OCAI) announced today that it has returned to its corporate headquarters in Metairie, Louisiana. OCA had evacuated from the New Orleans metropolitan area to Fort Lauderdale, Florida immediately following Hurricane Katrina and then had to evacuate Fort Lauderdale, its temporary corporate headquarters, for Hurricane Wilma.
     Bart F. Palmisano, Sr., Chairman and Chief Executive Officer of OCA, Inc. commented, “We are happy to be back at our home base after nearly three months of disruption. Through the hard work and total dedication of our employees, we were able to weather the two storms with minimal effect on our core U.S. business. We are also enormously grateful to our affiliated practitioners who supported us and remained loyal throughout this difficult period. We also thank the people of Fort Lauderdale who gave us every assistance while we were there.”
     In connection with these recent events, OCA has submitted a claim against its business interruption insurance to recover not only the extra expenses incurred during this period but financial losses due to the catastrophic events.
     As further evidence of OCA’s dedication to its affiliated practitioners and its drive to return to normalcy in the aftermath of the hurricanes, OCA was able to timely complete its Third Quarter 2005 reconciliation and corresponding distributions to its doctors within the normal established timeframe. The total amount paid to affiliated practitioners was $5.3 million. This was the 58th consecutive quarter OCA’s affiliated practitioners received their quarter end distributions on schedule.
     Palmisano continued, “We are pleased to continue our timely and uninterrupted distribution schedule to our doctors. Our affiliated practitioners are the lifeblood of our company and we make it our highest priority that they receive their distributions on time and in full.”
About OCA
     OCA is the leading provider of business services to orthodontists and pediatric dentists. The Company’s client practices provide treatment to patients throughout the United States and in Japan, Mexico, Spain, Brazil and Puerto Rico. For additional information on OCA, visit the Company’s website: www.oca.com.
For information contact: Damian Leone (504) 834-4392